Exhibit 4.4

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

ADDENDUM TO PRODUCT DEVELOPEMNT, MANUFACTURING AND SALES AGREEMENT

This ADDENDUM is entered into as of June 10, 2005 (the “Effective Date”), between Micron Technology, Inc. (“Micron”), a Delaware corporation with its principal offices at 8000 South Federal Way, Boise, Idaho 83716-9632, U.S.A., and Given Imaging Ltd., an Israeli corporation (“Given”), with its principal offices at 2 Ha’carmel Street, New Industrial, P.O. Box 258, Yoqneam 20692, Israel.

WHEREAS, Given and Micron are parties to a Product Development, Manufacturing and Sales Agreement, dated November 26, 2002 (the “Agreement”) relating to the development and manufacture by Micron for the benefit of Given and the supply by Micron to Given of Complementary Metal Oxide Semiconductor (“CMOS”) image sensor that is used in Given’s proprietary single-use, disposable color in-vivo video PillCamTM swallowable capsule used in connection with its proprietary wireless gastrointestinal imaging system (the “Capsule”);

WHEREAS, Given wishes to develop and use [***Redacted***] CMOS image sensors (“[***Redacted***]”); and

WHEREAS, in accordance with Section 2.5 of the Agreement, Micron has offered to develop, manufacture and sell the [***Redacted***] image sensors to Given, and Given wishes to accept such offer, subject to, and in accordance with, the terms and conditions of this Addendum;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, Micron and Given, intending to be legally bound, agree as follows:

1.            Relations to the Agreement.

a.     This Addendum supplements the Agreement. Except as otherwise specifically sets forth herein, the provisions of the Agreement shall continue in full force and effect and shall apply to the development, design, manufacture and supply of the [***Redacted***] image sensors.

b.     It is agreed and understood that Exhibits A, B, D and E of the Agreement are not applicable to the [***Redacted***] units and to the rights and obligations of the parties in respect thereto.

c.     Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

2.            Development Program. Micron shall develop the [***Redacted***] in accordance with the Specifications set forth in Exhibit A hereto and the Development Schedule set forth in Exhibit B hereto. Micron shall bear all non-recurring engineering and capital expenditures related to the development of the [***Redacted***].

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.            Price. In full consideration for the work performed and the products manufactured under this Addendum, Given shall pay Micron the prices set forth in Exhibit C hereto. All other payment terms and processes shall be made in accordance with Section 6 of the Agreement.

4.            Minimum Purchase Commitment. As long as the Given Exclusivity Restriction exist and is not terminated by Given in accordance with the terms of the Agreement, Given agrees to order an aggregate of at least [***Redacted***] units over a [***Redacted***] period commencing upon the first shipment of [***Redacted***].

5.            Term and Termination. The initial term of the Agreement as set forth in Section 8.1(a) of the Agreement is extended until 10 years from the Effective Date. All other provisions of Section 8 of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Addendum to the Product Development, Manufacturing and Sales Agreement as of the date first set forth above.

MICRON TECHNOLOGY, INC.

By: /s/Robert J. Grove

Name: Robert J. Grove

Title: VP Imaging Group

GIVEN IMAGING LTD.

By: /s/Yuval Yanai

Name: Yuval Yanai

Title: CFO

By: /s/Nachum Shamir

Name: Nachum Shamir

Title: CEO

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

[***Redacted***] Development Schedule

[***Redacted***]

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

EXHIBIT C

[***Redacted***] Price Schedule

[***Redacted***]